Exhibits 5.1 and 23.1

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196

March 20, 2026

The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota 55420

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 for
The Toro Company 2022 Equity and Incentive Plan

Ladies and Gentlemen:

I am the Vice President, General Counsel and Corporate Secretary of The Toro Company (the “Company”). On March 20, 2026, the Company filed with the Securities and Exchange Commission (the “SEC”) a Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) to the Registration Statement on Form S-8 relating to The Toro Company 2022 Equity and Incentive Plan (the “2022 Plan”) previously filed by the Company with the SEC on March 23, 2022, which Registration Statement on Form S-8 registered under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 3,765,966 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to awards under the 2022 Plan. The Post-Effective Amendment No. 1 reflects that as of March 17, 2026 (the “Effective Date”), the date of stockholder approval of The Toro Company 2026 Equity Plan (the “2026 Plan”), the Company’s authority to grant new awards under the 2022 Plan terminated and all shares of Common Stock remaining available for issuance under the 2022 Plan but not subject to outstanding awards under the 2022 Plan as of the Effective Date became available for issuance under the 2026 Plan (the “2022 Plan Carryover Shares”), as well as shares of Common Stock subject to awards outstanding under the 2022 Plan as of the Effective Date but only to the extent such awards are subsequently forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date (the “2022 Plan Unused Award Shares” and together with the 2022 Plan Carryover Shares, the “Shares”). Please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that the Shares registered pursuant to the 2022 Plan Registration Statement, as amended by the Post-Effective Amendment No. 1, when issued in accordance with the provisions of the 2026 Plan and proper corporate authorizations, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the above-captioned Post-Effective Amendment No. 1, and to the reference to my name under the heading “Interests of Named Experts and Counsel” contained in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Joanna M. Totsky
Joanna M. Totsky
Vice President, General Counsel and Corporate Secretary